QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.38

AMENDMENT NO. 5 TO LOAN AGREEMENT

        THIS AMENDMENT NO. 5 TO LOAN AGREEMENT (this "Amendment"), dated and effective as of September 30, 2008, is entered into by and between Union Bank of California, N.A. ("Bank") and Crocs, Inc., a Delaware corporation ("Borrower"), with reference to the following facts:

RECITALS

        A.    Borrower and Bank are parties to that certain Loan Agreement, dated as of May 8, 2007 (as heretofore amended, the "Loan Agreement"), pursuant to which Bank has provided Borrower with certain credit facilities.

        B.    Borrower has requested that Bank amend and waive compliance with the Loan Agreement as set forth below.

        C.    Bank is willing to grant such amendment and waiver on the terms and conditions set forth below.

        NOW THEREFORE, in consideration of the amendment and waiver herein granted and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

        1.     Initially capitalized terms used in this Amendment (including without limitation in the recitals hereto) without definition shall have the respective meanings given thereto in the Loan Agreement.

        2.     Bank hereby waives compliance by Borrower for the fiscal quarter ended September 30, 2008 with the covenants set forth in Sections 4.6, 4.7 and 4.8 of the Loan Agreement, and agrees that noncompliance therewith and any related event such as any failure to report any such purported noncompliance, shall not in any event constitute an Event of Default under the Loan Agreement.

        3.     Effective as of the date written above, each of Sections 4.6, 4.7 and 4.8 of the Loan Agreement is hereby deleted in its entirety and replaced with "[Intentionally Omitted]".

        4.     In consideration of the amendment and waiver provided for above, Borrower hereby agrees:

            (i)  that availability under Borrower's Revolving Loan shall immediately be reduced to the sum of Nineteen Million Eight Hundred Thousand Dollars ($19,800,000) (representing the principal amount outstanding under the Revolving Note as of on or about November 14, 2008), plus Two Million Six Hundred Twenty One Thousand Five Hundred Dollars ($2,621,500) (representing the amount available to be drawn under the one standby letter of credit (the "Standby L/C") issued under the Standby L/C Line,

           (ii)  that the Standby L/C will not be renewed or extended upon its current maturity or expiry date,

          (iii)  that Borrower will no longer be able to request advances or the issuance of letters of credit under the Loan Agreement,

          (iv)  that if the amount outstanding under the Revolving Loan plus the amount available to be drawn under the Standby L/C shall at any time exceed the sum of (A) 70% of the gross domestic accounts receivable of Borrower, and (B) 40% of the gross domestic inventory of Borrower, Borrower shall immediately (x) pay down the principal amount outstanding under the Revolving Loan (plus the amount available to be drawn under the Standby L/C) in cash, in the amount of such excess or, (y) if the full principal amount outstanding under the Revolving Loan has already been paid in full, provide cash collateral with respect to the full amount available to be drawn under the Standby L/C,

           (v)  to provide Bank with a projected weekly cash flow statement for December, 2008 by no later than Wednesday, November, 19, 2008 and a projected weekly cash flow statement for January and February 2009 by no later than Wednesday, November, 26, 2008, each in form satisfactory to Bank,

          (vi)  to provide Bank, by Monday of each week for the preceding week, with a weekly borrowing base certificate based upon the advance rates disclosed in section (iv), above, and

         (vii)  to provide Bank, by Monday of each week for the preceding week, with a weekly reconciliation of actual cash balances to the projected weekly cash flow statement as required in section (v), above.

        5.     The effectiveness of this Amendment shall be subject to the prior satisfaction of each of the following conditions:

          (a)   Bank shall have received an original of this Amendment, duly executed by Borrower; and

          (b)   Borrower shall have paid Bank all legal fees and expenses incurred in connection with this Amendment (estimated not to exceed Seven Thousand Five Hundred Dollars ($7,500)), which may be debited from any of Borrower's accounts with Bank; and

          (c)   Borrower shall have paid Bank a waiver and amendment fee in the amount of One Hundred Twelve Thousand Dollars ($112,000), which may be debited from any of Borrower's accounts with Bank.

        6.     All representations and warranties made in the Loan Agreement or in any other documents or instruments relating thereto, including without limitation any Loan Documents furnished in connection with this Amendment, after giving effect to this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and nothing shall affect the representations and warranties or the right of Bank to rely thereon.

        7.     Borrower is not aware of any events which now constitute, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default under the Loan Agreement as amended by this Amendment.

        8.     The Loan Agreement, each of the other Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms of this Amendment, or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference therein to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.

        9.     The Loan Agreement and the other Loan Documents remain in full force and effect and Borrower herby ratifies and confirms its agreements and covenants contained therein. Borrower hereby confirms that, after giving effect to this Amendment, no Event of Default exists as of the date hereof.

        10.   Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

        11.   THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF CALIFORNIA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

        12.   This Amendment is binding upon and shall inure to the benefit of Bank and Borrower and their respective successors and assigns; provided that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank.

        13.   This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

        14.   THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT BETWEEN BANK AND BORROWER AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BANK AND BORROWER.

[Balance of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have entered into this Amendment by their respective duly authorized officers as of the date first above written.

CROCS, INC.

By:	/s/ Russ Hammer
Printed Name:	Russ Hammer
Title:	Chief Financial Officer & SVP

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ JON STRAYER
Printed Name:	Jon Strayer
Title:	SVP

[Signature Page to Amendment No. 5 to Loan Agreement]

QuickLinks

  Exhibit 10.38